March 6, 2017

Steven Fife
stevefife22@yahoo.com

Dear Steve,

LifeVantage Corporation (the “Company”), is pleased to offer you a position as Chief Financial Officer reporting directly to our President and Chief Executive Officer. We trust that your knowledge, skills and experience will be among our most valuable assets.

•	Salary: Annual gross starting salary of $330,000 paid in installments by direct deposit.

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Performance Bonuses: Subject to approval by the Board of Directors each fiscal year and beginning in FY18, participation in the Employee Bonus Plan at the Executive level with a target bonus of 50% of your annual base pay. If your start date is in March 2017, you will also be eligible for the FY17 Q4 personal goal.

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Signing Bonus: On your first regular paycheck, you will receive an additional $25,000 as a signing bonus. Should you voluntarily leave your employment with LifeVantage within your first year of employment, you will be responsible to repay this to LifeVantage.

•
Equity: Upon approval of the Board of Directors, an equity grant in the amount of 90,000 restricted stock units vesting 30,000 at year one, 30,000 at year two and 30,000 at year three. After the initial new hire grant, participation annually in the executive equity plan beginning in FY18.

•	Benefits: Executive benefits as described in the attached Key Executive Benefits Agreement.

•	Moving Expenses: The Company will assist you with relocation expenses:

o	Reasonable moving costs as outlined in the relocation package with receipts;

o	Closing and associated realtor costs on your home in Texas and on a new home in Utah;

o	Temporary living expenses up to six months;

o	Commutation expenses during the interim- we prefer you use our travel agency to book travel; and

o	Two house hunting trips with your wife.

To accept this job offer: Sign and date this job offer letter where indicated below.

If you accept this job offer, your hire date will be no later than April 1, 2017, as we would very much like you to be part of our strategic planning effort and participate in our upcoming April global convention.

Please be aware that this offer of employment is contingent upon your passing a drug screening and background check. LifeVantage is strongly committed to maintaining a drug-free workplace, and providing a safe and productive work environment for you. To maintain this environment, LifeVantage requires all new employees to pass a drug-screening test as a condition of employment, the results of which remain confidential. Upon your acceptance, we will send paperwork for both.

Sincerely, Michelle Oborn Vice President Human Resources	Agreed to and accepted this ___ day of March, 2017. Steven Fife